Exhibit 99.1

1st Quarter 2008

AIMCO
Apartment Investment and Management Company

Broadcast Center
Los Angeles, California

Denver, Colorado – May 2, 2008
Apartment Investment and Management Company
Announces First Quarter 2008 Results
SUMMARY FINANCIAL RESULTS: Apartment Investment and Management Company (Aimco) (NYSE:AIV) today announced results for the first quarter 2008. In accordance with Generally Accepted Accounting Principles (GAAP), all previously reported share and per share data has been adjusted to take into account the special dividend declared on December 21, 2007, and paid on January 30, 2008, which resulted in the issuance of approximately 4.6 million additional shares of Aimco’s Class A Common Stock.
•
Net loss attributable to common stockholders for the quarter was $38.8 million, compared with net income of $8.9 million for the first quarter 2007. Lower results were due to a number of items, including $15.4 million of lower gains on dispositions of real estate and other and a $42.2 million nonrecurring gain on extinguishment of debt in the first quarter 2007. These items were partially offset by higher property net operating income of $3.8 million, higher investment management income, net of tax, of $2.2 million and lower dividends on preferred stock due to the redemption of the Class W Cumulative Convertible Preferred Stock on September 30, 2007. Earnings per share (EPS) attributable to common stockholders was a loss of $0.43 on a diluted basis, compared with income of $0.09 per share in the first quarter 2007.

•
Funds from operations (diluted) (FFO) is a non-GAAP financial measure defined in the glossary in the Supplemental Information (the Glossary). FFO calculated in accordance with the definition prescribed by the National Association of Real Estate Investment Trusts (NAREIT) was $67.4 million, or $0.72 per share, compared with $74.1 million, or $0.71 per share, in the first quarter 2007. FFO before impairment losses was also $0.72 per share, which was $0.02 per share higher than the mid-point of guidance for the quarter. Strong Same Store operating results contributed $0.03 per share to the FFO outperformance and lower than anticipated interest rates contributed an additional $0.04 per share while casualty losses were $0.05 per share higher than expected.

•
Adjusted funds from operations (diluted) (AFFO; a non-GAAP financial measure defined in the Glossary) was $46.8 million, or $0.51 per share, compared with $57.9 million, or $0.55 per share, in the first quarter 2007. AFFO includes deductions of $0.21 and $0.16 per share for capital replacement expenditures in the first quarter 2008 and the first quarter 2007, respectively.

Diluted Per Share Results

	FIRST QUARTER
		2007
	2008	Restated*
Earnings (loss) - EPS	$(0.43)	$0.09
Funds from operations - FFO	$0.72	$0.71
FFO before impairment losses	$0.72	$0.71
Adjusted funds from operations - AFFO	$0.51	$0.55

*	Adjusted to reflect January 30, 2008, special dividend, see Special Supplement following the Outlook schedule in this earnings release for additional details
Contact
Investor Relations 303.691.4350, Investor@Aimco.com
Elizabeth Coalson, Vice President Investor Relations 303.691.4327

AIMCO 1st Quarter 2008	Page 1

Management Comments
Chairman and Chief Executive Officer Terry Considine comments: “Property operations had a good quarter with conventional same-store revenue growth of 3.6%, driven by both rate and occupancy gains. Redevelopment activities are robust with work underway at 46 conventional properties. Our investment management business remains solid and we continue to focus on improving portfolio quality. We are cautiously optimistic as we look forward to the balance of 2008.”
Chief Financial Officer Tom Herzog adds:  “First quarter FFO of $0.72 per share was $0.02 above the mid-point of guidance. Positive results for the quarter included higher same-store operating results and lower interest expense than were considered in guidance, partially offset by higher than anticipated casualty losses. During the first quarter, Aimco repurchased approximately 5.1 million shares of its Common Stock for approximately $171 million, or an average price of $33.67 per share. We are establishing second quarter FFO guidance of $0.79 to $0.83 per share and maintaining our full year FFO guidance of $3.22 to $3.38 per share.”
Property Operations
Conventional Real Estate Operations
Aimco is among the nation’s largest owners and operators of market rate apartment communities. Conventional real estate operations consist of Aimco’s diversified portfolio of market rate apartment communities. At the end of the first quarter 2008, this portfolio included 436 properties with 127,116 units in which Aimco had a weighted average ownership of 89%. During the first quarter 2008, conventional real estate operations generated net operating income of $169.7 million.
“Same Store” Results
In the first quarter 2008, the Same Store portfolio included 349 communities with 92,503 Effective Units (see the Glossary) based on Aimco’s weighted average ownership of 89% (See Supplemental Schedules 6a and 6b).
Comparing Same Store results in the first quarter 2008 with the first quarter 2007, total revenue increased $9.0 million, or 3.6%. The increase in revenue was primarily generated by higher average rent, up $22 per unit, or 2.5%, from $871 per unit to $893 per unit, higher occupancy, which was up 0.4% from 94.4% to 94.8%, and increased utility reimbursements, up $1.7 million. Same Store expenses of $106.4 million increased $4.1 million, or 4.0%, compared with the prior year period primarily due to increases in payroll, marketing, administrative costs, real estate taxes and insurance. Same Store portfolio net operating income was $149.2 million for the first quarter 2008, up 3.4% from the first quarter 2007.
Same Store Operating Results

	FIRST QUARTER
	Year-over-year			Sequential
	2008	2007	Variance	4th Qtr	Variance
Same Store Operating Measures
Average Physical Occupancy	94.8%	94.4%	0.4%	94.7%	0.1%
Average Rent Per Unit	$893	$871	2.5%	$891	0.2%
Total Same Store ($mm)
Revenue	$255.6	$246.6	3.6%	$255.0	0.2%
Expenses	(106.4)	(102.3)	4.0%	(105.0)	1.3%
NOI ($mm)	$149.2	$144.3	3.4%	$150.0	-0.5%

AIMCO 1st Quarter 2008	Page 2

Comparing Same Store results on a sequential basis, total revenue increased $0.6 million in the first quarter 2008 compared with the fourth quarter of 2007, driven by a $2 per unit increase in average rental rates and an increase in occupancy of 10 basis points. Expenses increased $1.4 million, or 1.3%, primarily due to higher utilities, real estate taxes and insurance, partially offset by lower turnover, repairs and maintenance costs, marketing, administrative expenses and payroll. Net operating income decreased $0.8 million, or 0.5%, on a sequential basis.
Affordable Real Estate Operations
Aimco is among the nation’s largest owners and operators of affordable apartment communities. At the end of the first quarter 2008, Aimco’s owned affordable portfolio included 310 properties with 37,061 units in which Aimco had an average ownership of 50%. During the first quarter 2008, affordable property operations generated net operating income of $20.0 million. Average month-end occupancy for the affordable portfolio increased 30 basis points from 97.5% for the first quarter 2007 to 97.8% for the first quarter 2008, while average rent per unit increased 3.1% from $735 to $758 per unit.
Investment Management
Investment management includes portfolio strategy, capital allocation, joint ventures, tax credit syndication, acquisitions, dispositions and other transaction activities. Within our owned portfolio, we refer to these activities as Portfolio Management and their benefit is seen in property operating results and in investment gains. For affiliated partnerships, we refer to these activities as Asset Management for which we are separately compensated through fees paid by third party investors.
Investment management income includes the fees earned for providing asset management services to third party investors, syndication fees and deferred income related to tax credit activities, and portfolio management income earned through investment gains on our owned assets. Consolidated investment management income, net of tax, was $9.4 million in the first quarter 2008 compared to $7.2 million in the first quarter 2007. See Supplemental Schedule 11 for additional information on investment management income.
Portfolio Management
Portfolio management includes the ongoing allocation of investment capital to meet our geographic and product type goals. Our geographic allocation strategy focuses on the top 20 U.S. markets as measured by total market capitalization. We believe these markets to be deep, relatively liquid and possessing desirable long-term growth characteristics. They are primarily coastal markets, and also include a number of Sun Belt cities and Chicago, Illinois. We may also invest in other markets on an opportunistic basis. As we implement this strategy, we expect to reduce our investment in markets outside the top 20 markets and to increase our investment in the top 20 markets both by making acquisitions and through redevelopment spending.
See Supplemental Schedules 6 and 7 for additional details regarding Aimco’s portfolio allocation.
ACQUISITIONS – During the first quarter 2008, Aimco had no acquisition activity.
DISPOSITIONS – Aimco regularly reviews its portfolio to identify properties that do not meet its long-term investment criteria. In the first quarter 2008, Aimco sold one conventional property and three affordable properties with 416 and 215 units, respectively, for $36.0 million in gross proceeds (Aimco share $20.4 million). Aimco’s share of net proceeds after repayment of existing property debt and transaction costs was $7.9 million.
Aimco’s property dispositions resulted in gains on dispositions of real estate (including gains on dispositions of unconsolidated real estate and other and gains within discontinued operations) of $1.3 million for the first quarter 2008, compared with gains of $16.7 million for the first quarter 2007.
See Supplemental Schedule 8 for additional information on disposition activity.

AIMCO 1st Quarter 2008	Page 3

Redevelopment
Aimco actively reinvests in and upgrades its portfolio through property redevelopments. At the end of the first quarter 2008, Aimco had 46 active conventional redevelopment projects and 15 active tax credit redevelopment projects in process. Aimco’s share of total redevelopment expenditures was $79.6 million during the first quarter 2008. Conventional redevelopment project expenditures totaled $62.1 million and tax credit redevelopment project expenditures totaled $17.5 million for the quarter. Further information on redevelopment projects is provided in Supplemental Schedule 10.
Additional Financial Information
INTEREST INCOME – Consolidated interest income was $8.6 million for the first quarter 2008 compared with $10.2 million for the first quarter 2007. Interest income is earned in part from money market and interest bearing accounts as well as on notes receivable from unconsolidated partnerships and non-affiliates.
DEBT ACTIVITY – During the first quarter 2008, Aimco closed loans on 21 properties generating gross proceeds of $236.7 million at a weighted average interest rate of 5.20%. This included refinancing $98.4 million in existing mortgage loans. After repayment of existing property debt, transaction costs and distributions to limited partners, Aimco’s share of net proceeds was $125.9 million.
As of March 31, 2008, Aimco had $7.8 billion of consolidated debt outstanding, which consisted of: $5.7 billion of fixed rate mortgage debt, which is primarily non-recourse; $2.0 billion of floating rate property and corporate debt; and $74.5 million of other borrowings. In addition, Aimco had $100.0 million of floating rate preferred stock outstanding. Aimco’s FFO exposure to changes in floating interest rates is mitigated by $696.5 million of tax-exempt bonds with rates tied to the Securities Industry and Financial Markets Association Municipal Swap Index (SIFMA) (previously named the Bond Market Association Index), which moves at approximately 0.67% for a 1.00% change in LIBOR. Aimco’s exposure is further offset by floating rate assets, such as cash and notes receivable, and interest capitalized on entitlement and redevelopment properties. Based on Aimco’s proportionate share of quarter-end balances (see Supplemental Schedule 3), Aimco estimates its sensitivity to a 100 basis point change in LIBOR to be approximately $0.025 per share per quarter.
See Supplemental Schedule 5 for more detail on debt characteristics and activity.
INTEREST EXPENSE – Consolidated interest expense was $107.4 million for the first quarter 2008 compared with $101.5 million for the first quarter 2007. The $5.9 million increase in interest expense is the result of higher balances on property debt, partially offset by lower weighted average interest rates.
STOCKHOLDERS’ EQUITY – During the first quarter 2008, Aimco repurchased approximately 5.1 million shares of its Class A Common Stock at an average price of $33.67 per share for a total cost of $170.6 million.
During the month of April 2008, Aimco repurchased approximately 1.6 million shares of its Class A Common Stock at an average price of $38.46 per share for a total cost of $63.2 million. Since Aimco began repurchasing shares during the third quarter 2006, the company has repurchased approximately 16.5 million shares, or approximately 17% of shares outstanding on July 31, 2006, at an average price of $41.29 per share for a total cost of $679.9 million.
Although for financial statement purposes GAAP requires that historical share repurchases be restated to reflect shares issued in connection with the special dividend paid on January 30, 2008, the number of shares repurchased as described above have not been adjusted.
We are currently authorized to repurchase approximately 26.5 million additional shares. Repurchases may be made from time to time in the open market or in privately negotiated transactions.
G&A – General and administrative expenses for the first quarter 2008 of $21.4 million decreased $0.7 million or 3.0% when compared with the first quarter 2007.

AIMCO 1st Quarter 2008	Page 4

Outlook
For the second quarter 2008, FFO, before impairment losses and preferred redemption charges, is expected to be in a range from $0.79 to $0.83 per share.
The full year 2008 outlook is unchanged with FFO, before impairment losses and preferred redemption charges, in a range from $3.22 to $3.38 per share. Please refer to the Outlook Schedule, which follows the Consolidated Financial Statements in this release, for more detail on second quarter and full year 2008 guidance.
Dividends on Common Stock
As announced on April 30, 2008, the Aimco Board of Directors declared a quarterly cash dividend of $0.60 per share of Class A Common Stock for the quarter ended March 31, 2008, payable on May 30, 2008, to shareholders of record on May 16, 2008. The dividend represents 118% of AFFO (undiluted) and 83% of FFO (diluted), on a per share basis and a 6.7% annualized yield based on the $35.81 closing price of Aimco’s Class A Common Stock on March 31, 2008.
Earnings Conference Call
Please join Aimco management for the First Quarter 2008 earnings conference call to be held Friday, May 2, 2008, at 1:00 p.m. Eastern time. You may join the conference call through an Internet audiocast by clicking on the Webcast link on Aimco’s Website at http://www.aimco.com/CorporateInformation/Overview.aspx. Alternatively, you may join the conference call via telephone by dialing 800-561-2731 with passcode 24494399, or dialing 617-614-3528 for international callers. Please call approximately five minutes before the conference call is scheduled to begin. If you are unable to join the live conference call, you may access the conference call replay for seven days by dialing 888-286-8010, or 617-801-6888 for international callers, passcode 23338752, or you may access the audiocast replay for 90 days by clicking on the Webcast link on Aimco’s Website at
http://www.aimco.com/CorporateInformation/Overview.aspx ..
Supplemental Information
The full text of this release and the Supplemental Information referenced in this release is available on Aimco’s Website at the link http://www.aimco.com/CorporateInformation/About/Financial/QuarterlyEarningsReleases.aspx.

AIMCO 1st Quarter 2008	Page 5

Forward-looking Statements
This earnings release and Supplemental Information contain forward-looking statements, including statements regarding projected results and specifically forecasts of second quarter and full year 2008 results. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Risks and uncertainties include, but are not limited to, Aimco’s ability to maintain current or meet projected occupancy, rent levels and Same Store results and Aimco’s ability to close transactions necessary to generate fee income as anticipated. Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors that are beyond the control of Aimco including, without limitation: natural disasters and severe weather such as hurricanes; national and local economic conditions; the general level of interest rates; energy costs; the terms of governmental regulations that affect Aimco and interpretations of those regulations; the competitive environment in which Aimco operates; financing risks, including the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; real estate risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for tenants in such markets; insurance risk; acquisition and development risks, including failure of such acquisitions to perform in accordance with projections; the timing of acquisitions and dispositions; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by Aimco. Readers should carefully review Aimco’s financial statements and notes thereto, as well as the risk factors described in Aimco’s Annual Report on Form 10-K for the year ended December 31, 2007, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances.
About Aimco
Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities. Aimco, through its subsidiaries and affiliates, is the largest owner and operator of apartment communities in the United States with 1,163 properties, including 202,337 apartment units, and serves approximately 750,000 residents each year. Aimco’s properties are located in 46 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our web site at www.aimco.com.

AIMCO 1st Quarter 2008	Page 6

GAAP Income Statements
Consolidated Statements of Income
(in thousands, except per share data) (unaudited)

	Three Months Ended
	March 31,
	2008	2007
REVENUES:
Rental and other property revenues	$417,646	$394,348
Property management revenues, primarily from affiliates	2,104	2,096
Asset management and tax credit revenues	12,852	11,630

Total revenues	432,602	408,074

OPERATING EXPENSES:

Property operating expenses	204,485	184,978
Property management expenses	1,271	1,483
Investment management expenses	4,289	4,466
Depreciation and amortization	126,524	118,525
General and administrative expenses	21,424	22,077
Other expenses, net	5,061	2,970

Total operating expenses	363,054	334,499

Operating income	69,548	73,575

Interest income	8,583	10,154
Provision for losses on notes receivable	(1,159)	(1,543)
Interest expense	(107,436)	(101,548)
Deficit distributions to minority partners	(4,148)	(1,097)
Equity in losses of unconsolidated real estate partnerships	(1,029)	(2,986)
Gain (loss) on dispositions of unconsolidated real estate and other	(44)	1,089
Gain on extinguishment of debt	—	19,373

Loss before minority interests and discontinued operations	(35,685)	(2,983)

Minority interests:
Minority interest in consolidated real estate partnerships	6,969	(3,763)
Minority interest in Aimco Operating Partnership, preferred [1]	(1,782)	(1,782)
Minority interest in Aimco Operating Partnership, common [1]	4,285	2,483

Total minority interests	9,472	(3,062)

Loss from continuing operations	(26,213)	(6,045)

Income from discontinued operations, net [3]	1,667	31,253

Net (loss) income	(24,546)	25,208

Net income attributable to preferred stockholders	14,208	16,348

Net (loss) income attributable to common stockholders	$(38,754)	$8,860

Weighted average common shares outstanding [2]	90,973	100,494

Weighted average common shares and common share equivalents outstanding [2]	90,973	100,494

Earnings (loss) per common share — basic [2]:
Loss from continuing operations (net of income attributable to preferred stockholders)	$(0.44)	$(0.22)
Income from discontinued operations	0.01	0.31

Net (loss) income attributable to common stockholders	$(0.43)	$0.09

Earnings (loss) per common share — diluted [2]:
Loss from continuing operations (net of income attributable to preferred stockholders)	$(0.44)	$(0.22)
Income from discontinued operations	0.01	0.31

Net (loss) income attributable to common stockholders	$(0.43)	$0.09

AIMCO 1st Quarter 2008	Page 7

GAAP Income Statements (continued)
Notes to Consolidated Statements of Income

[1]	The Aimco Operating Partnership is AIMCO Properties, L.P., the operating partnership in Aimco’s UPREIT structure.

[2]
Weighted average share, common share equivalent and earnings per share amounts for each of the periods presented above have been retroactively adjusted for the effect of shares of common stock issued January 30, 2008, pursuant to the special dividend declared by Aimco’s Board of Directors on December 21, 2007.

[3]	Income from discontinued operations of consolidated properties consists of the following (in thousands):

	Three Months Ended
	March 31,
	2008	2007
Rental and other property revenues	$6,970	$27,172
Property operating expenses	(3,405)	(13,864)
Depreciation and amortization	(1,925)	(6,978)
Other expenses, net	(5)	(1,013)

Operating Income	1,635	5,317
Interest income	118	307
Interest expense	(1,188)	(6,225)
Gain on extinguishment of debt	—	22,852
Minority interest in consolidated real estate partnerships	(110)	(2,043)

Income before gain on dispositions of real estate, impairment losses, deficit distributions to minority partners, income taxes and minority interest in Aimco Operating Partnership	455	20,208
Gain on dispositions of real estate, net of minority partners’ interest	1,359	15,595
Real estate impairment losses, net	—	(843)
Deficit distributions to minority partners	(56)	(232)
Income tax arising from disposals	86	(164)
Minority interest in Aimco Operating Partnership	(177)	(3,311)

Income from discontinued operations	$1,667	$31,253

AIMCO 1st Quarter 2008	Page 8

GAAP Balance Sheets
Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2008	December 31, 2007
ASSETS
Buildings and improvements	$9,740,883	$9,589,478
Land	2,642,050	2,642,521
Accumulated depreciation	(3,097,465)	(2,978,973)

NET REAL ESTATE	9,285,468	9,253,026
Cash and cash equivalents	163,083	210,461
Restricted cash	302,015	318,371
Accounts receivable	71,938	71,463
Accounts receivable from affiliates	35,072	34,958
Deferred financing costs	73,589	78,984
Notes receivable from unconsolidated real estate partnerships	35,441	35,186
Notes receivable from non-affiliates	144,977	143,054
Investment in unconsolidated real estate partnerships	120,982	117,217
Other assets	205,181	207,857
Deferred income tax asset, net	15,256	14,426
Assets held for sale	98,761	121,529

TOTAL ASSETS	$10,551,763	$10,606,532

LIABILITIES AND STOCKHOLDERS’ EQUITY
Property tax-exempt bond financing	$942,316	$941,555
Property loans payable	6,070,356	5,966,240
Term loans	475,000	475,000
Credit facility	218,800	—
Other borrowings	74,492	75,057

TOTAL INDEBTEDNESS	7,780,964	7,457,852
Accounts payable	31,775	56,792
Accrued liabilities and other	333,929	449,485
Deferred income	201,966	202,289
Security deposits	50,600	48,876
Liabilities related to assets held for sale	72,544	86,493

TOTAL LIABILITIES	8,471,778	8,301,787

Minority interest in consolidated real estate partnerships	424,363	441,778
Minority interest in Aimco Operating Partnership	104,768	113,263

STOCKHOLDERS’ EQUITY
Perpetual preferred stock	723,500	723,500
Class A Common Stock	914	961
Additional paid-in capital	2,888,707	3,049,417
Notes due on common stock purchases	(4,780)	(5,441)
Distributions in excess of earnings	(2,057,487)	(2,018,733)

TOTAL STOCKHOLDERS’ EQUITY	1,550,854	1,749,704

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,551,763	$10,606,532

AIMCO 1st Quarter 2008	Page 9

Outlook and Forward Looking Statement
Second Quarter and Full Year 2008
(unaudited)
This Earnings Release and Supplemental Information contain forward-looking statements, including statements regarding projected results and specifically forecasts of second quarter and full year 2008 results. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Risks and uncertainties include, but are not limited to, Aimco’s ability to maintain current or meet projected occupancy, rent levels and Same Store results and Aimco’s ability to close transactions necessary to generate transactional income as anticipated.
Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors that are beyond the control of Aimco including, without limitation: natural disasters and severe weather such as hurricanes; national and local economic conditions; the general level of interest rates; energy costs; the terms of governmental regulations that affect Aimco and interpretations of those regulations; the competitive environment in which Aimco operates; financing risks, including the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; real estate risks, including fluctuations in real estate values and the general economic climate in local markets and competition for tenants in such markets; insurance risk; acquisition and development risks, including failure of such acquisitions to perform in accordance with projections; the timing of acquisitions and dispositions; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by Aimco.
Readers should carefully review Aimco’s financial statements and notes thereto, as well as the risk factors described in Aimco’s Annual Report on Form 10-K for the year ended December 31, 2007, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances.

	Second Quarter 2008	Full Year 2008
GAAP earnings per share [1][4]	-$0.38 to -$0.34	-$1.78 to -$1.62
Add: Depreciation and other	$1.17	$5.00
FFO per share [2][5]	$0.79 to $0.83	$3.22 to $3.38
AFFO per share [5]	[3]	greater than $2.40
2008 Same Store operating assumptions:
Weighted average daily occupancy	94% to 95%	94% to 95%
NOI change — sequential	0.5% to 1.5%
NOI change — 2008 vs. 2007	2.5% to 3.5%	2.5% to 4.5%

[1]
Aimco’s earnings per share guidance does not include estimates for (i) gains on dispositions or impairment losses due to the unpredictable timing of transactions, (ii) gains or losses on early repayment of debt, (iii) preferred stock redemption related costs or (iv) potential future share repurchases.

[2]	FFO per share represents FFO before impairment and preferred redemption related charges.

[3]	Outlook for AFFO is provided on an annual basis.

[4]	The GAAP earnings per share is calculated based on 88.8 million and 89.3 million weighted average common shares (diluted) for second quarter 2008 and full year 2008, respectively.

[5]	FFO per share and AFFO per share are calculated based on 89.4 million and 90.7 million weighted average common shares (diluted) for the second quarter 2008 and full year 2008, respectively.

AIMCO 1st Quarter 2008	Page 10

Special Supplement to First Quarter 2008 Earnings Release
2007 Special Dividend
As announced on December 21, 2007, the Aimco Board of Directors declared a special dividend of $2.51 per share of Class A Common Stock, paid on January 30, 2008, to stockholders of record on December 31, 2007. The special dividend was paid in a combination of approximately $55.0 million of cash and 4.6 million additional shares of Class A Common Stock based on stockholder elections, subject to certain limitations.
Generally Accepted Accounting Principles require that all reported per share data, for current and prior periods, be adjusted to reflect the issuance of the shares described above. The following table provides Aimco’s first quarter 2007 results as reported in 2007, prior to the special dividend, and as currently reported, after the effect of the special dividend:

Three Months Ended
Financial Results	March 31, 2007

Earnings — EPS, excluding special dividend	$0.09
Earnings — EPS, including special dividend	$0.09

Funds from operations — FFO, excluding special dividend	$0.74
Funds from operations — FFO, including special dividend	$0.71

FFO before impairment and preferred redemption charges, excluding special dividend	$0.75
FFO before impairment and preferred redemption charges, including special dividend	$0.71

Adjusted funds from operations — AFFO, excluding special dividend	$0.58
Adjusted funds from operations — AFFO, including special dividend	$0.55

Calculation of Weighted Average Shares

Earnings — EPS
Weighted average common shares — diluted, excluding the special dividend	95,971
Weighted average common shares — diluted attributable to the special dividend	4,523

Weighted average common shares — diluted, including the special dividend	100,494

Funds from operations — FFO
Weighted average common shares — diluted, excluding the special dividend	99,981
Weighted average common shares — diluted attributable to the special dividend	4,690

Weighted average common shares — diluted, including the special dividend	104,671

FFO before impairment and preferred redemption charges
Weighted average common shares — diluted, excluding the special dividend	99,981
Weighted average common shares — diluted attributable to the special dividend	4,690

Weighted average common shares — diluted, including the special dividend	104,671

Adjusted funds from operations — AFFO
Weighted average common shares — diluted, excluding the special dividend	99,981
Weighted average common shares — diluted attributable to the special dividend	4,690

Weighted average common shares — diluted, including the special dividend	104,671

AIMCO 1st Quarter 2008	Page 11

AIMCO 1st Quarter 2008

SUPPLEMENTAL INFORMATION

AIMCO

Apartment Investment and Management Company

Page

3	Schedule 1	–	Funds From Operations and Adjusted Funds From Operations

5	Schedule 2	–	Proportionate Operating Results Presentation

7	Schedule 3	–	Proportionate Balance Sheet Presentation

8	Schedule 4	–	Share Data

9	Schedule 5	–	Selected Debt Structure and Maturity Data

11	Schedule 6a	–	Same Store Operating Results (1Q 2008 v. 1Q 2007)

12	Schedule 6b	–	Same Store Operating Results (1Q 2008 v. 4Q 2007)

13	Schedule 7	–	Total Conventional Portfolio Data by Market

14	Schedule 8	–	Property Sales and Acquisition Activity

15	Schedule 9	–	Capital Expenditures

16	Schedule 10	–	Summary of Redevelopment Activity

17	Schedule 11	–	Aimco Capital

18	Schedule 12	–	Apartment Unit Summary

19	Glossary

AIMCO 1st Quarter 2008	Page 2

Supplemental Schedule 1
Funds From Operations and Adjusted Funds From Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended
	March 31,
	2008	2007

Net (loss) income attributable to common stockholders [1]	$(38,754)	$8,860
Adjustments:
Depreciation and amortization [2]	126,524	118,525
Depreciation and amortization related to non-real estate assets	(3,949)	(6,595)
Depreciation of rental property related to minority partners and unconsolidated entities [3] [4]	(11,040)	(13,045)
Loss (gain) on dispositions of unconsolidated real estate and other	44	(1,089)
Deficit distributions to minority partners [5]	4,148	1,097
Discontinued operations:
Gain on dispositions of real estate, net of minority partners’ interest [3]	(1,359)	(15,595)
Depreciation of rental property, net of minority partners’ interest [3] [4]	1,605	(11,706)
Deficit distributions to minority partners [5]	56	232
Income tax arising from disposals	(86)	164
Minority interests in Aimco Operating Partnership’s share of above adjustments	(11,114)	(6,732)
Preferred stock dividends	14,208	16,348

Funds From Operations	$80,283	$90,464
Preferred stock dividends	(14,208)	(16,348)
Dividends/distributions on dilutive preferred securities	1,333	—

Funds From Operations Attributable to Common Stockholders — Diluted	$67,408	$74,116
Real estate impairment losses, discontinued operations [6]	—	843
Minority interests in Aimco Operating Partnership’s share of above adjustments	—	(79)

Funds From Operations Attributable to Common Stockholders — Diluted (excluding impairment losses)	$67,408	$74,880

Capital Replacements	(21,358)	(18,685)
Minority interest in Aimco Operating Partnership’s share of Capital Replacements	2,047	1,748
Dividends/distributions on non-dilutive preferred securities	(1,333)	—

Adjusted Funds From Operations Attributable to Common Stockholders — Diluted	$46,764	$57,943

Funds From Operations Attributable to Common Stockholders — Diluted:
Weighted average common shares, common share equivalents and dilutive preferred securities outstanding [7][8]:
Common shares and equivalents	91,267	104,671
Dilutive preferred securities	1,901	—

	93,168	104,671

Funds From Operations (excluding impairment losses)
Weighted average common shares, common share equivalents and dilutive preferred securities outstanding [7][8]:
Common shares and equivalents	91,267	104,671
Dilutive preferred securities	1,901	—

	93,168	104,671

Adjusted Funds From Operations Attributable to Common Stockholders — Diluted
Weighted average common shares, common share equivalents and dilutive preferred securities outstanding [7][8]:
Common shares and equivalents	91,267	104,671
Dilutive preferred securities	—	—

	91,267	104,671

Per Share [7]:
Funds From Operations — Diluted	$0.72	$0.71
Funds From Operations — Diluted (excluding impairment losses)	$0.72	$0.71
Adjusted Funds From Operations — Diluted	$0.51	$0.55
Dividends paid [9]	$2.51	$0.60

AIMCO 1st Quarter 2008	Page 3

Supplemental Schedule 1 (continued)
Notes to Funds From Operations and Adjusted Funds From Operations

[1]	Represents the numerator for calculating basic earnings per common share in accordance with GAAP.

[2]
Includes amortization of management contracts where Aimco is the general partner. Such management contracts were established in certain instances where Aimco acquired a general partner interest in either a consolidated or an unconsolidated partnership. Because the recoverability of these management contracts depends primarily on the operations of the real estate owned by the limited partnerships, Aimco believes it is consistent with NAREIT’s April 1, 2002 White Paper to add back such amortization, as the White Paper directs the add back of amortization of assets uniquely significant to the real estate industry.

[3]	“Minority partners’ interest” means minority interest in our consolidated real estate partnerships.

[4]
Adjustments related to minority partners’ share of depreciation of rental property for the three months ended March 31, 2007, include the subtraction of $15.1 million and $17.8 million for continuing operations and discontinued operations, respectively, related to the VMS debt extinguishment gains. These subtractions are required because we added back the minority partners’ share of depreciation related to rental property in determining FFO in prior periods. Accordingly, the net effect of the VMS debt extinguishment gains on FFO for the three months ended March 31, 2007, was an increase of $9.3 million ($8.4 million after minority interest in Aimco Operating Partnership).

[5]
In accordance with GAAP, deficit distributions to minority partners are charges recognized in Aimco’s income statement when cash is distributed to a non-controlling partner in a consolidated real estate partnership in excess of the positive balance in such partner’s capital account, which is classified as minority interest on the balance sheet. Aimco records these charges for GAAP purposes even though there is no economic effect or cost. Deficit distributions to minority partners occur when the fair value of the underlying real estate exceeds its depreciated net book value because the underlying real estate has appreciated or maintained its value. As a result, the recognition of expense for deficit distributions to minority partners represents, in substance, either (1) recognition of depreciation previously allocated to the non-controlling partner or (2) a payment related to the non-controlling partner’s share of real estate appreciation. Based on NAREIT’s White Paper guidance that requires real estate depreciation and gains to be excluded from FFO, Aimco adds back deficit distributions and subtracts related recoveries in its reconciliation of net income to FFO.

[6]
On October 1, 2003, NAREIT clarified its definition of FFO to include impairment losses, which previously had been added back to calculate FFO. Although Aimco’s presentation conforms with the NAREIT definition, Aimco considers such approach to be inconsistent with the treatment of gains on dispositions of real estate, which are not included in FFO. Aimco no longer adds back impairment losses when computing FFO in accordance with this clarification. FFO for the three months ended March 31, 2007, includes net impairment losses of $0.8 million.

[7]
Weighted average common shares, common share equivalents, dilutive preferred securities and per share funds from operations and adjusted funds from operations amounts for each of the periods presented above have been retroactively adjusted for the effect of shares of Common Stock issued on January 30, 2008 pursuant to the special dividend declared by Aimco’s Board of Directors on December 21, 2007.

[8]	Represents the denominator for calculating Aimco’s diluted earnings per common share in accordance with GAAP plus additional common share equivalents that are dilutive for FFO or AFFO.

[9]
Dividends paid per share for the periods presented have not been adjusted to give effect to shares of Common Stock issued on January 30, 2008, pursuant to the special dividend declared by Aimco’s Board of Directors on December 21, 2007. The dividend paid in 2008 was paid in a combination of cash and shares of Common Stock.

AIMCO 1st Quarter 2008	Page 4

Supplemental Schedule 2

Proportionate Operating Results Presentation	(page 1 of 2)
(in thousands) (unaudited)

	Three Months Ended March 31, 2008
		Proportionate
	Aimco	Share of	Minority	Proportionate
	GAAP Income	Unconsolidated	Partners’	Income
	Statement	Partnerships	Interest	Statement
Revenues:
Rental and other property revenues:
Same Store properties [1] [2]	$288,503	$426	$(29,679)	$259,250
Acquisition properties [1]	7,589	—	—	7,589
Redevelopment properties [1]	43,372	—	(4,432)	38,940
Other properties [1]	16,090	162	(942)	15,310
Affordable properties [1]	62,092	5,707	(20,993)	46,806

Total rental and other property revenues	417,646	6,295	(56,046)	367,895
Property management revenues, primarily from affiliates [3]	2,104	(276)	2,730	4,558
Asset management and tax credit revenues	12,852	—	—	12,852

Total revenues	432,602	6,019	(53,316)	385,305

Operating expenses:
Property operating expenses:
Same Store properties [2]	120,937	239	(13,050)	108,126
Acquisition properties	3,904	—	—	3,904
Redevelopment properties	18,822	—	(2,166)	16,656
Other properties	7,965	81	(466)	7,580
Affordable properties	33,738	2,667	(12,268)	24,137
Casualties, Conventional	6,060	150	250	6,460
Casualties, Affordable	1,959	(54)	(514)	1,391
Property management expenses, Conventional [4]	9,324	—	(632)	8,692
Property management expenses, Affordable [4]	1,776	—	(495)	1,281

Total property operating expenses	204,485	3,083	(29,341)	178,227

Property management expenses [5]	1,271	—	1,127	2,398
Investment management expenses	4,289	—	—	4,289
Depreciation and amortization	126,524	1,189	(12,310)	115,403
General and administrative expenses	21,424	21	(976)	20,469
Other expenses (income), net	5,061	1,597	(3,728)	2,930

Total operating expenses	363,054	5,890	(45,228)	323,716

Operating income	69,548	129	(8,088)	61,589
Interest income:
General partner loan interest	2,187	(128)	2,268	4,327
Money market and interest bearing accounts	4,731	204	(703)	4,232
Accretion on discounted notes receivable	1,665	—	—	1,665

Total interest income	8,583	76	1,565	10,224
Provision for losses on notes receivable	(1,159)	—	—	(1,159)
Interest expense:
Property debt (primarily non-recourse)	(104,662)	(1,236)	13,819	(92,079)
Lines of credit	(10,214)	—	—	(10,214)
Capitalized interest	7,440	2	(327)	7,115

Total interest expense	(107,436)	(1,234)	13,492	(95,178)

Deficit distributions to minority partners	(4,148)	—	—	(4,148)
Equity in losses of unconsolidated real estate partnerships	(1,029)	1,029	—	—
Loss on dispositions of unconsolidated real estate and other	(44)	—	—	(44)

Loss before minority interests and discontinued operations	(35,685)	—	6,969	(28,716)
Minority interests:
Minority interest in consolidated real estate partnerships	6,969	—	(6,969)	—
Minority interest in Aimco Operating Partnership	2,503	—	—	2,503

Total minority interests	9,472	—	(6,969)	2,503

Loss from continuing operations	(26,213)	—	—	(26,213)
Income from discontinued operations, net	1,667	—	—	1,667

Net loss	(24,546)	—	—	(24,546)
Net income attributable to preferred stockholders	14,208	—	—	14,208

Net loss attributable to common stockholders	$(38,754)	$—	$—	$(38,754)

(See footnotes on page 2 of 2)

AIMCO 1st Quarter 2008	Page 5

Supplemental Schedule 2

Proportionate Operating Results Presentation	(page 2 of 2)
(in thousands) (unaudited)

Three Months
Ended
March 31, 2008
Components of FFO:
Real estate operations:
Rental and other property revenues	$367,895
Property operating expenses	(178,227)

Net real estate operations	189,668
Property management, net	2,160
Asset management and tax credit revenues, net of investment management expenses	8,563
Depreciation and amortization related to non-real estate assets	(3,868)
General and administrative expenses	(20,469)
Other expenses, net	(2,930)
Interest income	10,224
Provision for losses on notes receivable	(1,159)
Interest expense	(95,178)
Discontinued operations:
Operations and other	3,017
Interest expense	(957)
Preferred stock dividends	(14,208)
Preferred partnership unit distributions	(1,782)
Dividends/distributions on dilutive preferred securities	1,333

Subtotal before minority interest in Aimco Operating Partnership	$74,414
Minority interest in common units of Aimco Operating Partnership	(7,006)

FFO Attributable to Common Stockholders — Diluted (excluding impairment losses)	$67,408

Reconciliation of Net Income to FFO and AFFO:
Net loss	$(24,546)
Depreciation and amortization	115,403
Depreciation and amortization related to non-real estate assets	(3,868)
Deficit distributions to minority partners	4,148
Loss on dispositions of unconsolidated real estate and other	44
Discontinued operations	216
Minority interest in Aimco Operating Partnership’s share of adjustments	(11,114)
Preferred stock dividends	(14,208)
Dividends/distributions on dilutive preferred securities	1,333

FFO Attributable to Common Stockholders — Diluted (excluding impairment losses)	$67,408
Capital Replacements	(21,358)
Minority interest in Aimco Operating Partnership’s share of Capital Replacements	2,047
Dividends/distributions on non-dilutive preferred securities	(1,333)

AFFO Attributable to Common Stockholders — Diluted	$46,764

Notes to Schedule 2:

[1]	See definitions and descriptions in Glossary.

[2]
Same store amounts in this schedule differ from the same store amounts in Schedule 6. Any such differences are the result of (a) certain variations in the treatment of intercompany eliminations in GAAP versus non-GAAP measures; (b) the effect of changing ownership percentages over time due to Aimco’s acquisition of additional partnership interests and (c) the elimination of non-recurring items that if included in Schedule 6 would distort Schedule 6 same store results.

[3]
Property management revenues reported in Aimco’s GAAP income statement reflect fees charged to unconsolidated properties. Property management revenues reported in the proportionate income statement reflect the minority partners’ share of fees charged to both consolidated and unconsolidated properties.

[4]
Property management expenses reported on this line in Aimco’s GAAP income statement reflect expenses related to the management of consolidated properties. Property management expenses reported on this line in the proportionate income statement reflect Aimco’s share of both consolidated and unconsolidated property management expenses.

[5]
Property management expenses reported on this line in Aimco’s GAAP income statement reflect expenses related to the management of unconsolidated properties. Property management expenses reported on this line in the proportionate income statement reflect minority partners’ share of both consolidated and unconsolidated property management expenses.

AIMCO 1st Quarter 2008	Page 6

Supplemental Schedule 3
Proportionate Balance Sheet Presentation
As of March 31, 2008
(in thousands) (unaudited)

		Proportionate
	Consolidated	Share of	Minority	Proportionate
	GAAP	Unconsolidated	Partners ’	Balance
	Balance Sheet	Partnerships [1]	Interest [2]	Sheet [3]
ASSETS
Buildings and improvements	$9,740,883	$51,092	$(1,380,472)	$8,411,503
Land	2,642,050	2,055	(146,234)	2,497,871
Accumulated depreciation	(3,097,465)	(34,077)	747,674	(2,383,868)

NET REAL ESTATE	9,285,468	19,070	(779,032)	8,525,506
Cash and cash equivalents	163,083	1,233	(43,377)	120,939
Restricted cash	302,015	4,863	(62,528)	244,350
Accounts receivable	71,938	122	—	72,060
Accounts receivable from affiliates	35,072	—	—	35,072
Deferred financing costs	73,589	—	—	73,589
Notes receivable from unconsolidated real estate partnerships	35,441	—	—	35,441
Notes receivable from non-affiliates	144,977	—	—	144,977
Investment in unconsolidated real estate partnerships	120,982	22,445	—	143,427
Other assets	205,181 [4]	14,713	—	219,894
Deferred income tax asset, net	15,256	—	—	15,256
Assets held for sale	98,761	—	—	98,761

TOTAL ASSETS	$10,551,763	$62,446	$(884,937)	$9,729,272

LIABILITIES AND STOCKHOLDERS’ EQUITY
Property tax-exempt bond financing	$942,316	$121	$(28,423)	$914,014
Property loans payable	6,070,356	52,269	(851,124)	5,271,501
Term loans	475,000	—	—	475,000
Credit facility	218,800	—	—	218,800
Other borrowings	74,492	—	—	74,492

TOTAL INDEBTEDNESS	7,780,964	52,390	(879,547)	6,953,807
Accounts payable	31,775	10,056	—	41,831
Accrued liabilities and other	333,929	—	—	333,929
Deferred income	201,966 [5]	—	—	201,966
Security deposits	50,600	—	—	50,600
Liabilities related to assets held for sale	72,544	—	—	72,544

TOTAL LIABILITIES	8,471,778	62,446	(879,547)	7,654,677

Minority interest in consolidated real estate partnerships	424,363	—	(5,390)	418,973
Minority interest in Aimco Operating Partnership	104,768	—	—	104,768

NET OPERATING ASSETS		$—	$—	$1,550,854

STOCKHOLDERS’ EQUITY
Perpetual preferred stock	723,500
Class A Common Stock	914
Additional paid-in capital	2,888,707
Notes due on common stock purchases	(4,780)
Distributions in excess of earnings	(2,057,487)

TOTAL STOCKHOLDERS’ EQUITY	1,550,854

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,551,763

[1]	Total of Aimco’s proportionate share of selected unconsolidated balance sheet data.

[2]
Total of minority partners’ share of selected balance sheet data. Additionally, Aimco has notes receivable from consolidated partnerships which are eliminated in the GAAP balance sheet. The minority partners’ share of amounts payable to Aimco pursuant to those notes is $79.0 million.

[3]
Aimco’s proportionate consolidated balance sheet, which includes the GAAP balance sheet as of March 31, 2008, plus Aimco’s proportionate share of selected unconsolidated balance sheet data and less minority partners’ share of selected balance sheet data.

[4]	Other assets includes $81.9 million in goodwill and $2.1 million in investments in management contracts.

[5]
Deferred income includes $143.0 million of tax credit equity received that will be recognized in earnings as the related low income housing tax credits and other tax benefits are delivered to the tax credit investors.

AIMCO 1st Quarter 2008	Page 7

Supplemental Schedule 4
Share Data
(in thousands) (unaudited)
Preferred Securities

	Shares/Units
	Outstanding
	as of		Redemption
	March 31, 2008		Date [1]	Coupon		Amount
Perpetual Preferred Stock [2]:
Class G	4,050		7/15/2008	9.375%		101,000
Class T	6,000		7/31/2008	8.000%		150,000
Class U	8,000		3/24/2009	7.750%		200,000
Class V	3,450		9/29/2009	8.000%		86,250
Class Y	3,450		12/21/2009	7.875%		86,250
Series A Community Reinvestment Act	0	[3]	6/30/2011	6.080	% [4]	100,000

Total perpetual preferred stock						723,500

Preferred Partnership Units [5]	3,253			7.988%		89,104

Total outstanding preferred securities						812,604

Common Stock and Equivalents

	Shares/Units
	Outstanding	Weighted Average Shares/Units
	as of	Three Months Ended March 31, 2008
	March 31, 2008	Diluted EPS	Diluted FFO
Class A Common Stock [6] [11]	90,305	90,973	90,973
Dilutive securities:
Options, restricted stock and non-recourse shares [7] [11]	291	—	294
High Performance Units [8]	—	—	—
Convertible preferred securities [9] [11]	—	—	1,901

Total shares and dilutive share equivalents	90,596	90,973	93,168

Common Partnership Units and equivalents [10]	9,572	9,670	9,670

Total shares, units and dilutive share equivalents	100,168	100,643	102,838

Notes:

[1]	The redemption date is the date the securities are first eligible for redemption by Aimco.

[2]	Preferred stock amounts are shown net of any eliminations required by GAAP.

[3]	Represents 200 shares at a liquidation preference per share of $500,000.

[4]	The dividend rate is a variable rate per annum equal to the Three-Month LIBOR Rate plus 1.25%, calculated as of the beginning of each quarterly dividend period.

[5]	Coupon is based on a weighted average.

[6]	Includes a deduction of 1,095,000 for non-recourse shares and unvested restricted stock.

[7]
Stock options, restricted stock and non-recourse shares are presumed to be dilutive as of March 31, 2008, and reflect the options and shares outstanding at the end of the period and the $35.81 share price at the end of the period. Dilution for the three months ended March 31, 2008, reflects the weighted average amounts during the period.

[8]
No equivalent common OP units would have been issued if the applicable measurement period for Class IX HPUs, which ends on December 31, 2008, had ended on March 31, 2008 (if dilutive). Accordingly no dilutive equivalents have been included in the calculation of dilutive securities.

[9]
Represents the number of common shares that would be issued upon conversion, if dilutive, considering the reduction preferred dividends/distributions that would result from conversion. The potential common shares that would be issued upon conversion is ignored in the determination of shares/units outstanding as of March 31, 2008.

[10]	Includes common OP Units and Class I High Performance Units.

[11]
Class A Common Stock, options, restricted stock and non-recourse shares and convertible preferred securities amounts for the period presented have been retroactively adjusted for the effect of the shares of Common Stock issued on January 30, 2008, pursuant to the special dividend declared by Aimco’s Board of Directors on December 21, 2007.

AIMCO 1st Quarter 2008	Page 8

Supplemental Schedule 5

Selected Debt Structure and Maturity Data As of March 31, 2008 (dollars in thousands) (unaudited)	(page 1 of 2)
I. Debt Balances and Data

		Proportionate			Weighted
		Share of		Total Aimco	Average	Weighted
Debt	Consolidated	Unconsolidated	Minority Interest	Share	Maturity (years)	Average Rate
Property Debt (primarily non-recourse):

Conventional Portfolio:
Fixed rate loans payable	$4,858,388	$6,659	$(568,646)	$4,296,401	8.9	6.20%
Floating rate loans payable [1]	561,636	—	(37,005)	524,631	2.4	5.03%

Total property loans payable	5,420,024	6,659	(605,651)	4,821,032	8.2	6.07%

Fixed rate tax-exempt bonds	168,425	—	(5,905)	162,520	14.2	5.83%
Floating rate tax-exempt bonds [1]	592,852	—	(5,343)	587,509	13.8	2.69%

Total property tax-exempt bond financing	761,277	—	(11,248)	750,029	13.9	3.37%

Total Conventional portfolio	6,181,301	6,659	(616,899)	5,571,061	8.9	5.71%

Affordable Portfolio:
Fixed rate loans payable	636,799	37,638	(245,473)	428,964	16.6	5.52%
Floating rate loans payable	13,533	7,972	—	21,505	2.7	4.58%

Total property loans payable	650,332	45,610	(245,473)	450,469	16.0	5.48%

Fixed rate tax-exempt bonds	77,371	121	(14,855)	62,637	27.8	5.04%
Floating rate tax-exempt bonds [1]	103,668	—	(2,320)	101,348	27.0	3.43%

Total property tax-exempt bond financing	181,039	121	(17,175)	163,985	27.3	4.04%

Total Affordable portfolio	831,371	45,731	(262,648)	614,454	19.0	5.10%

Total property debt	$7,012,672	$52,390	$(879,547)	$6,185,515	9.9	5.65%

Corporate Debt:
Term Loans	$475,000	$—	$—	$475,000	—	4.21%
Credit Facility	218,800	—	—	218,800	—	4.01%

Total corporate debt	$693,800	$—	$—	$693,800	—	4.15%

Other borrowings [2]	$74,492	$—	$—	$74,492

Total Debt	$7,780,964	$52,390	$(879,547)	$6,953,807		5.50%

[1]
Floating rate debt presented above includes $512.2 million of fixed rate debt that is effectively converted to floating rates using total rate of return swaps. At March 31, 2008, the carrying amount of this debt totaled $489.3 million, after recognition of changes in the debt’s fair value in accordance with fair value hedge accounting under SFAS 133.

[2]
Other borrowings consists primarily of unsecured notes payable and obligations under sale and leaseback arrangements accounted for as financings. At March 31, 2008, other borrowings includes $66.0 million in fixed rate obligations with interest rates ranging from zero to 10.0% and $8.5 million in variable rate obligations bearing interest at the prime rate plus 1.75%.

II. Debt Maturities

				Percent	Average
Consolidated Property Debt:	Amortization	Maturities	Total	of Total	Rate
Q2 2008	$29,282	$20,712	$49,994	0.7%	5.26%
Q3 2008	29,487	58,360	87,847	1.3%	6.10%
Q4 2008	29,720	165,681	195,401	2.8%	5.10%
Q1 2009	30,286	144,560	174,846	2.5%	5.14%
Q2 2009	30,833	171,107	201,940	2.9%	5.63%
Q3 2009	31,672	—	31,672	0.4%	—
Q4 2009	32,436	91,010	123,446	1.8%	4.02%
Q1 2010	33,344	235,951	269,295	3.8%	6.56%
2010 Remaining	103,500	249,707	353,207	5.0%	3.98%
2011	143,880	366,722	510,602	7.3%	4.85%
2012	148,167	299,932	448,099	6.4%	6.19%
Thereafter			4,566,323	65.1%

Total property debt:			$7,012,672	100.0%

				Percent	Average
Corporate Debt:	Amortization	Maturities	Total	of Total	Rate

2009 [1]	$—	$75,000	$75,000	10.8%	4.24%
2010 [2]	—	218,800	218,800	31.5%	4.01%
2011	—	400,000	400,000	57.7%	4.20%

Total corporate debt:	$—	$693,800	$693,800	100.0%	4.15%

[1]	The $75.0 million term loan that matures September 14, 2008 is included in 2009 due to the one-year extension option.

[2]	The $218.8 million credit facility that matures May 1, 2009 is included in 2010 due to the one-year extension option.

AIMCO 1st Quarter 2008	Page 9

Supplemental Schedule 5 (continued)

Selected Debt Structure and Maturity Data As of March 31, 2008 (in millions) (unaudited)	(page 2 of 2)
III. Loan Closings

	Original	New		Aimco
FIRST QUARTER LOAN CLOSINGS	Loan	Loan	Net	Net	Prior	New
Property Loan Type (all non-recourse)	Amount [1]	Amount	Proceeds [2]	Proceeds [3]	Rate	Rate
Consolidated Loan Closings:

Fixed Rate	$75.6	$201.2	$123.8	$116.7	7.29%	5.58%

Floating Rate	22.8	35.5	9.2	9.2	5.33%	3.04%

Totals	$98.4	$236.7	$133.0	$125.9	6.84%	5.20%

[1]	Original Loan Amount represents the principal balance outstanding at the time of the refinance.

[2]	Net Proceeds is after transaction costs and prepayment penalties.

[3]	Aimco Net Proceeds is after payment of distributions to minority partners and any release of escrow funds.
IV. Capitalization

	September 30, 2007		December 31, 2007		March 31, 2008
	Amount	Percent	Amount	Percent	Amount	Percent

Corporate debt	$550	4.7%	$475	4.4%	$694	6.3%

Property debt (Aimco’s share)	6,068	51.5%	6,144	57.1%	6,186	56.1%

Other borrowings	65	0.6%	75	0.7%	74	0.7%

Total debt	6,683	56.8%	6,694	62.2%	6,954	63.1%

Less cash and restricted cash (Aimco’s share)	(485)	-4.1%	(425)	-3.9%	(365)	-3.3%

Net debt	6,198	52.7%	6,269	58.3%	6,589	59.8%

Preferred equity	813	6.9%	813	7.6%	813	7.4%

Common equity at market [1]	4,752	40.4%	3,675	34.2%	3,616	32.8%

Total capitalization	$11,763	100.0%	$10,757	100.0%	$11,018	100.0%

[1]
Common equity at market at March 31, 2008, December 31, 2007 and September 30, 2007 was calculated using 100.972 million, 105.810 million, and 105.285 million shares of Class A Common Stock and common partnership units outstanding multiplied by the closing price of $35.81, $34.73 and $45.13 per share/unit as of March 31, 2008, December 31, 2007 and September 28, 2007, respectively.

V. Credit Ratings

Moody’s Investor Service	Senior Unsecured Shelf	(P) Ba1 (stable outlook)
Standard and Poor’s	Corporate Credit Rating	BB+ (stable outlook)
Fitch	Bank Credit Facility	BBB- (stable outlook)

AIMCO 1st Quarter 2008	Page 10

Supplemental Schedule 6(a)
Same Store Operating Results
First Quarter 2008 Compared to First Quarter 2007
(unaudited) (in thousands, except site and unit data)

													Operating
			Effective	Revenue			Expenses			Net Operating Income			Margin	Occupancy		Rental Rates
	Sites	Units	Units	1Q 2008	1Q 2007	Growth	1Q 2008	1Q 2007	Growth	1Q 2008	1Q 2007	Growth	1Q 2008	1Q 2008	1Q 2007	1Q 2008	1Q 2007

Target Markets
Los Angeles	11	3,408	2,757	$15,689	$14,995	4.6%	$4,970	$4,652	6.8%	$10,719	$10,343	3.6%
Orange County	6	1,017	865	2,693	2,583	4.3%	1,013	932	8.7%	1,680	1,651	1.8%
San Diego	4	1,622	1,551	5,530	5,215	6.0%	1,667	1,643	1.5%	3,863	3,572	8.1%

Southern CA Total	21	6,047	5,173	23,912	22,793	4.9%	7,650	7,227	5.9%	16,262	15,566	4.5%	68.0%	96.0%	95.7%	$1,658	$1,601
East Bay	3	693	633	2,294	2,168	5.8%	902	839	7.5%	1,392	1,329	4.7%
San Francisco	2	522	522	2,474	2,217	11.6%	815	767	6.3%	1,659	1,450	14.4%

Northern CA Total	5	1,215	1,155	4,768	4,385	8.7%	1,717	1,606	6.9%	3,051	2,779	9.8%	64.0%	98.0%	97.0%	1,307	1,220
Seattle	3	364	218	658	585	12.5%	230	234	-1.7%	428	351	21.9%

Pacific Total	29	7,626	6,546	29,338	27,763	5.7%	9,597	9,067	5.8%	19,741	18,696	5.6%	67.3%	96.5%	96.0%	1,566	1,503

Suburban New York — New Jersey	6	2,226	1,791	6,886	6,259	10.0%	2,247	2,088	7.6%	4,639	4,171	11.2%
Washington — NoVA — MD	15	8,891	8,532	29,405	28,167	4.4%	11,944	11,084	7.8%	17,461	17,083	2.2%
Boston	11	4,147	4,147	14,752	14,529	1.5%	5,689	5,385	5.6%	9,063	9,144	-0.9%
Philadelphia	7	3,296	3,028	12,310	11,740	4.9%	4,889	4,567	7.1%	7,421	7,173	3.5%

Northeast Total	39	18,560	17,498	63,353	60,695	4.4%	24,769	23,124	7.1%	38,584	37,571	2.7%	60.9%	96.5%	95.5%	1,154	1,130

Miami	5	1,548	1,344	6,174	6,082	1.5%	2,624	2,614	0.4%	3,550	3,468	2.4%
Orlando	12	2,920	2,703	6,475	6,841	-5.4%	3,142	2,812	11.7%	3,333	4,029	-17.3%
Tampa	12	3,170	2,708	6,666	6,604	0.9%	2,997	2,780	7.8%	3,669	3,824	-4.1%
Other Florida	12	3,419	3,247	8,948	9,210	-2.8%	3,881	3,667	5.8%	5,067	5,543	-8.6%

Florida Total	41	11,057	10,002	28,263	28,737	-1.6%	12,644	11,873	6.5%	15,619	16,864	-7.4%	55.3%	92.6%	93.2%	940	946

Houston	30	8,008	6,722	13,885	13,130	5.8%	7,023	6,550	7.2%	6,862	6,580	4.3%
Denver	12	2,878	2,283	5,722	5,323	7.5%	2,185	2,148	1.7%	3,537	3,175	11.4%
Phoenix	16	4,065	3,817	8,138	7,931	2.6%	3,726	3,489	6.8%	4,412	4,442	-0.7%
Dallas — Fort Worth	16	3,710	3,257	6,735	6,413	5.0%	3,467	3,148	10.1%	3,268	3,265	0.1%
Atlanta	9	2,513	2,070	4,965	4,866	2.0%	2,179	2,176	0.1%	2,786	2,690	3.6%

Sunbelt Total	124	32,231	28,151	67,708	66,400	2.0%	31,224	29,384	6.3%	36,484	37,016	-1.4%	53.9%	94.3%	93.6%	772	763

Chicago	15	3,849	3,349	11,251	10,545	6.7%	4,454	4,764	-6.5%	6,797	5,781	17.6%

Total Target Markets	207	62,266	55,544	171,650	165,403	3.8%	70,044	66,339	5.6%	101,606	99,064	2.6%	59.2%	95.3%	94.6%	1,002	979

Opportunistic and Other Markets
Austin	7	1,497	1,497	3,349	3,103	7.9%	1,470	1,542	-4.7%	1,879	1,561	20.4%
Baltimore	8	1,620	1,382	4,815	4,666	3.2%	1,803	1,723	4.6%	3,012	2,943	2.3%
Columbus	8	1,884	1,479	3,027	2,826	7.1%	1,448	1,339	8.1%	1,579	1,487	6.2%
Detroit	2	1,225	1,129	2,345	2,525	-7.1%	1,449	1,489	-2.7%	896	1,036	-13.5%
Grand Rapids	11	4,411	3,474	6,842	6,711	2.0%	3,432	3,491	-1.7%	3,410	3,220	5.9%
Indianapolis	21	7,341	6,651	11,926	11,553	3.2%	5,581	5,643	-1.1%	6,345	5,910	7.4%
Minneapolis	4	1,223	1,023	3,614	3,390	6.6%	1,486	1,566	-5.1%	2,128	1,824	16.7%
Nashville	7	2,166	1,770	4,370	4,118	6.1%	1,712	1,687	1.5%	2,658	2,431	9.3%
Norfolk	9	2,747	2,348	6,602	6,332	4.3%	2,140	2,204	-2.9%	4,462	4,128	8.1%
Raleigh	6	1,463	1,184	2,408	2,302	4.6%	1,080	1,125	-4.0%	1,328	1,177	12.8%
Richmond	3	744	676	1,775	1,708	3.9%	597	580	2.9%	1,178	1,128	4.4%
San Antonio	8	1,727	1,727	3,160	2,998	5.4%	1,682	1,481	13.6%	1,478	1,517	-2.6%
Other Markets	48	13,887	12,619	29,690	29,011	2.3%	12,466	12,092	3.1%	17,224	16,919	1.8%

Total Opportunistic and Other Markets	142	41,935	36,959	83,923	81,243	3.3%	36,346	35,962	1.1%	47,577	45,281	5.1%	56.7%	94.1%	94.2%	728	710

SAME STORE SALES TOTALS	349	104,201	92,503	255,573	246,646	3.6%	106,390	102,301	4.0%	149,183	144,345	3.4%	58.4%	94.8%	94.4%	$893	$871

Reconciliation to total rental and other property revenues and property operating expense per GAAP Income Statement [1]				162,073	147,702		98,095	82,677		63,978	65,025

Total rental and other property revenues and property operating expense per GAAP Income Statement				$417,646	$394,348		$204,485	$184,978		$213,161	$209,370

[1]
Includes: (i) minority partners’ share of consolidated less Aimco’s share of unconsolidated property revenues and property operating expenses (at current period ownership); (ii) property revenues and property operating expenses related to other consolidated entities; (iii) and elimination and other adjustments made in accordance with GAAP.

AIMCO 1st Quarter 2008	Page 11

Supplemental Schedule 6(b)
Same Store Operating Results
First Quarter 2008 Compared to Fourth Quarter 2007
(unaudited) (in thousands, except site and unit data)

													Operating
			Effective	Revenue			Expenses			Net Operating Income			Margin	Occupancy		Rental Rates
	Sites	Units	Units	1Q 2008	4Q 2007	Growth	1Q 2008	4Q 2007	Growth	1Q 2008	4Q 2007	Growth	1Q 2008	1Q 2008	4Q 2007	1Q 2008	4Q 2007

Target Markets
Los Angeles	11	3,408	2,757	$15,689	$15,611	0.5%	$4,970	$4,780	4.0%	$10,719	$10,831	-1.0%
Orange County	6	1,017	865	2,693	2,626	2.6%	1,013	998	1.5%	1,680	1,628	3.2%
San Diego	4	1,622	1,551	5,530	5,483	0.9%	1,667	1,752	-4.9%	3,863	3,731	3.5%

Southern CA Total	21	6,047	5,173	23,912	23,720	0.8%	7,650	7,530	1.6%	16,262	16,190	0.4%	68.0%	96.0%	95.4%	$1,658	$1,659
East Bay	3	693	633	2,294	2,253	1.8%	902	899	0.3%	1,392	1,354	2.8%
San Francisco	2	522	522	2,474	2,412	2.6%	815	945	-13.8%	1,659	1,467	13.1%

Northern CA Total	5	1,215	1,155	4,768	4,665	2.2%	1,717	1,844	-6.9%	3,051	2,821	8.2%	64.0%	98.0%	96.1%	1,307	1,299
Seattle	3	364	218	658	654	0.6%	230	255	-9.8%	428	399	7.3%

Pacific Total	29	7,626	6,546	29,338	29,039	1.0%	9,597	9,629	-0.3%	19,741	19,410	1.7%	67.3%	96.5%	95.6%	1,566	1,565

Suburban New York — New Jersey	6	2,226	1,791	6,886	6,592	4.5%	2,247	2,178	3.2%	4,639	4,414	5.1%
Washington — NoVA — MD	15	8,891	8,532	29,405	29,483	-0.3%	11,944	10,604	12.6%	17,461	18,879	-7.5%
Boston	11	4,147	4,147	14,752	14,598	1.1%	5,689	4,991	14.0%	9,063	9,607	-5.7%
Philadelphia	7	3,296	3,028	12,310	12,008	2.5%	4,889	4,568	7.0%	7,421	7,440	-0.3%

Northeast Total	39	18,560	17,498	63,353	62,681	1.1%	24,769	22,341	10.9%	38,584	40,340	-4.4%	60.9%	96.5%	96.0%	1,154	1,154

Miami	5	1,548	1,344	6,174	6,239	-1.0%	2,624	2,560	2.5%	3,550	3,679	-3.5%
Orlando	12	2,920	2,703	6,475	6,613	-2.1%	3,142	3,580	-12.2%	3,333	3,033	9.9%
Tampa	12	3,170	2,708	6,666	6,531	2.1%	2,997	3,285	-8.8%	3,669	3,246	13.0%
Other Florida	12	3,419	3,247	8,948	9,075	-1.4%	3,881	3,960	-2.0%	5,067	5,115	-0.9%

Florida Total	41	11,057	10,002	28,263	28,458	-0.7%	12,644	13,385	-5.5%	15,619	15,073	3.6%	55.3%	92.6%	92.4%	940	944

Houston	30	8,008	6,722	13,885	14,003	-0.8%	7,023	7,353	-4.5%	6,862	6,650	3.2%
Denver	12	2,878	2,283	5,722	5,598	2.2%	2,185	2,259	-3.3%	3,537	3,339	5.9%
Phoenix	16	4,065	3,817	8,138	8,336	-2.4%	3,726	3,596	3.6%	4,412	4,740	-6.9%
Dallas — Fort Worth	16	3,710	3,257	6,735	6,659	1.1%	3,467	3,385	2.4%	3,268	3,274	-0.2%
Atlanta	9	2,513	2,070	4,965	5,033	-1.4%	2,179	2,209	-1.4%	2,786	2,824	-1.3%

Sunbelt Total	124	32,231	28,151	67,708	68,087	-0.6%	31,224	32,187	-3.0%	36,484	35,900	1.6%	53.9%	94.3%	94.0%	772	771

Chicago	15	3,849	3,349	11,251	11,206	0.4%	4,454	4,135	7.7%	6,797	7,071	-3.9%

Total Target Markets	207	62,266	55,544	171,650	171,013	0.4%	70,044	68,292	2.6%	101,606	102,721	-1.1%	59.2%	95.3%	94.9%	1,002	1,001

Opportunistic and Other Markets
Austin	7	1,497	1,497	3,349	3,261	2.7%	1,470	1,619	-9.2%	1,879	1,642	14.4%
Baltimore	8	1,620	1,382	4,815	4,682	2.8%	1,803	1,710	5.4%	3,012	2,972	1.3%
Columbus	8	1,884	1,479	3,027	3,044	-0.6%	1,448	1,387	4.4%	1,579	1,657	-4.7%
Detroit	2	1,225	1,129	2,345	2,575	-8.9%	1,449	1,380	5.0%	896	1,195	-25.0%
Grand Rapids — Lansing	11	4,411	3,474	6,842	7,167	-4.5%	3,432	3,263	5.2%	3,410	3,904	-12.7%
Indianapolis	21	7,341	6,651	11,926	11,960	-0.3%	5,581	5,573	0.1%	6,345	6,387	-0.7%
Minneapolis	4	1,223	1,023	3,614	3,537	2.2%	1,486	1,534	-3.1%	2,128	2,003	6.2%
Nashville	7	2,166	1,770	4,370	4,325	1.0%	1,712	1,712	0.0%	2,658	2,613	1.7%
Norfolk	9	2,747	2,348	6,602	6,509	1.4%	2,140	2,074	3.2%	4,462	4,435	0.6%
Raleigh	6	1,463	1,184	2,408	2,409	0.0%	1,080	1,152	-6.3%	1,328	1,257	5.6%
Richmond	3	744	676	1,775	1,736	2.2%	597	564	5.9%	1,178	1,172	0.5%
San Antonio	8	1,727	1,727	3,160	3,145	0.5%	1,682	1,700	-1.1%	1,478	1,445	2.3%
Other Markets	48	13,887	12,619	29,690	29,614	0.3%	12,466	13,038	-4.4%	17,224	16,576	3.9%

Total Opportunistic and Other Markets	142	41,935	36,959	83,923	83,964	0.0%	36,346	36,706	-1.0%	47,577	47,258	0.7%	56.7%	94.1%	94.3%	728	727

SAME STORE SALES TOTALS	349	104,201	92,503	255,573	254,977	0.2%	106,390	104,998	1.3%	149,183	149,979	-0.5%	58.4%	94.8%	94.7%	$893	$891

Reconciliation to total rental and other property revenues and property operating expense per GAAP Income Statement [1]				162,073	158,697		98,095	91,779		63,978	66,918

Total rental and other property revenues and property operating expense per GAAP Income Statement				$417,646	$413,674		$204,485	$196,777		$213,161	$216,897

[1]	Includes: (i) minority partners’ share of consolidated less Aimco’s share of unconsolidated property revenues and property operating expenses (at current period ownership); (ii) property revenues and property operating expenses related to other consolidated entities; (iii) and elimination and other adjustments made in accordance with GAAP.

AIMCO 1st Quarter 2008	Page 12

Supplemental Schedule 7
Total Conventional Portfolio Data by Market
(unaudited)

	Quarter Ended March 31, 2008
	Properties	Units	Effective Units	% AIV NOI	Average Rent
Target Markets
Los Angeles	16	4,262	3,611	7.8%	$2,145
Orange County	4	1,213	1,143	1.6%	1,499
San Diego	6	2,144	2,074	2.8%	1,193

Southern CA Total	26	7,619	6,828	12.2%	1,779
East Bay	3	693	633	0.7%	1,135
San Francisco	6	773	773	1.2%	1,485

Northern CA Total	9	1,466	1,406	1.9%	1,319

Seattle	4	468	283	0.2%	958

Pacific Total	39	9,553	8,517	14.3%	1,668

Manhattan	23	1,222	1,220	3.0%	2,479
Suburban New York — New Jersey	7	3,147	2,712	2.8%	1,083

New York Total	30	4,369	3,932	5.8%	1,491
Washington — NoVA — MD	17	9,067	8,643	10.5%	1,120
Boston	11	4,147	4,147	4.9%	1,175
Philadelphia	9	4,432	4,084	5.0%	1,222

Northeast Total	67	22,015	20,806	26.2%	1,223

Miami	7	2,674	2,448	4.0%	1,686
Other Florida Markets	47	13,399	11,985	8.8%	851

Florida Total	54	16,073	14,433	12.8%	992

Houston	30	8,008	6,722	3.7%	655
Denver	12	2,878	2,283	1.9%	727
Phoenix	20	5,164	4,804	2.8%	689
Dallas — Fort Worth	16	3,710	3,256	1.8%	661
Atlanta	13	3,505	2,808	1.8%	814

Sunbelt Total	145	39,338	34,306	24.8%	815

Chicago	22	6,344	5,622	5.8%	1,044

Total Target Markets	273	77,250	69,251	71.1%	1,057
Opportunistic and other markets [1]	163	47,328	41,356	28.9%	732

Grand Total	436	124,578	110,607	100.0%	$934

	Quarter Ended March 31, 2007
	Properties	Units	Effective Units	% AIV NOI	Average Rent
Target Markets
Los Angeles	16	4,262	3,946	9.4%	$2,037
Orange County	4	1,213	1,143	2.1%	1,446
San Diego	6	2,123	1,988	2.4%	1,132

Southern CA Total	26	7,598	7,077	13.9%	1,697
East Bay	3	693	441	0.5%	1,088
San Francisco	5	663	337	0.5%	1,397

Northern CA Total	8	1,356	778	1.0%	1,237

Seattle	4	468	281	0.2%	857

Pacific Total	38	9,422	8,136	15.1%	1,588

Manhattan	15	959	958	2.5%	2,242
Suburban New York — New Jersey	6	2,795	2,268	2.4%	1,021

New York Total	21	3,754	3,226	4.9%	1,338
Washington — NoVA — MD	17	9,067	8,316	10.1%	1,098
Boston	11	4,147	4,147	5.1%	1,174
Philadelphia	9	4,432	4,070	4.8%	1,164

Northeast Total	58	21,400	19,759	24.9%	1,169

Miami	7	2,674	2,388	4.0%	1,649
Other Florida Markets	49	13,977	11,942	9.5%	850

Florida Total	56	16,651	14,330	13.5%	985

Houston	37	9,776	6,932	3.8%	625
Denver	12	2,878	2,266	1.8%	691
Phoenix	21	5,442	4,861	3.2%	671
Dallas — Fort Worth	17	4,206	3,403	1.9%	630
Atlanta	13	3,505	2,740	1.9%	761

Sunbelt Total	156	42,458	34,532	26.1%	786

Chicago	23	6,590	5,656	4.8%	958

Total Target Markets	275	79,870	68,083	70.9%	1,000
Opportunistic and other markets [1]	190	52,084	43,165	29.1%	696

Grand Total	465	131,954	111,248	100.0%	$879

[1]	For the three months ended March 31, 2007 and 2008, Aimco’s conventional portfolio included assets in 29 and 26 markets, respectively, in which Aimco invests on an opportunistic basis or that Aimco intends to exit.

AIMCO 1st Quarter 2008	Page 13

Supplemental Schedule 8
Property Sales and Acquisition Activity
(unaudited)
FIRST QUARTER 2008 PROPERTY SALES ACTIVITY (dollars in millions, except average rent)

	Number	Number					Aimco	Aimco
	of	of	Gross	FCF [1]	Property	Net Sales [2]	Gross	Net	Average
	Properties	Units	Proceeds	Yield	Debt	Proceeds	Proceeds	Proceeds	Rent

Conventional	1	416	$23.0	8.6%	$5.7	$15.4	$12.9	$6.2	$645

Affordable	3	215	$13.0	-2.4%	8.0	2.1	7.5	1.7	1,138

Total Dispositions	4	631	$36.0	4.4%	$13.7	$17.5	$20.4	$7.9	$821

[1]
Free Cash Flow (FCF) includes a $500 per unit deduction for capital replacements and is before debt service. FCF Yield is calculated as the FCF earned by the properties during the 12 months prior to their sale divided by the sales price.

[2]	Net Sales Proceeds are after repayment of existing debt, net working capital settlements and payment of transaction costs.
FIRST QUARTER 2008 PROPERTY ACQUISITION ACTIVITY
There were no property acquisitions during the first quarter of 2008.

AIMCO 1st Quarter 2008	Page 14

Supplemental Schedule 9
Capital Expenditures
Three Months Ended March 31, 2008
(in thousands, except per unit data)
(unaudited)
All capital spending is classified as either Capital Replacements (“CR”), Capital Improvements (“CI”), casualties, redevelopment or entitlement. Non-redevelopment and non-casualty capitalizable expenditures are apportioned between CR and CI based on the useful life of the capital item under consideration and the period Aimco has owned the property (i.e., the portion that was consumed during Aimco’s ownership of the item represents CR; the portion of the item that was consumed prior to Aimco’s ownership represents CI). See the Glossary for further descriptions.
The table below details Aimco’s share of actual spending, on both consolidated and unconsolidated real estate partnerships, for Capital Replacements, Capital Improvements, casualties, redevelopment and entitlement for the three months ended March 31, 2008. Per unit numbers are based on approximately 129,642 average units, including 112,857 conventional and 16,785 affordable units. Average units are weighted for the period and represent Effective Units excluding non-managed units. [1]

	Aimco’s Share of	Per Effective
	Expenditures	Unit
Capital Replacements Detail:
Building and grounds	$6,334	$49
Turnover related	11,129	86
Capitalized site payroll and indirect costs	3,895	30

Total Aimco’s share of Capital Replacements	$21,358	$165

Capital Replacements:
Conventional	$20,183	$179
Affordable	1,175	$70

Total Aimco’s share of Capital Replacements	21,358	$165

Capital Improvements:
Conventional	24,455	$217
Affordable	1,617	$96

Total Aimco’s share of Capital Improvements	26,072	$201

Casualties:
Conventional	2,681
Affordable	619

Total Aimco’s share of Casualties [2]	3,300

Redevelopment (see Schedule 10) [3]:
Conventional projects	64,244
Tax Credit projects	17,735

Total Aimco’s share of Redevelopment	81,979

Entitlement [4]	6,198

Total Aimco’s share of capital expenditures	138,907

Plus minority partners’ share of consolidated spending	12,106
Less Aimco’s share of unconsolidated spending	(190)

Capital expenditures per consolidated statement of cash flows	$150,823

[1]	Average units calculated pro rata for the period based on acquisition and disposition timing.

[2]	A portion of expenditures related to casualty losses is reimbursed through insurance.

[3]
Redevelopment expenditures for conventional and tax credit projects may include costs related to pre-construction or other activities on projects other than those included as active on Schedule 10. Therefore the total costs presented on this schedule may exceed those included as AIV share on Schedule 10.

[4]
Entitlement projects consist of Lincoln Place (CA), Pacific Bay Vistas (formerly Treetops) (CA) and Springhill Lake (MD). Lincoln Place and Pacific Bay Vistas are predominantly vacant and have March 31, 2008 net book values of approximately $194 million and $31 million, respectively.

AIMCO 1st Quarter 2008	Page 15

Supplemental Schedule 10
Summary of Redevelopment Activity
Three Months Ended March 31, 2008
(dollars in millions)
(unaudited)

				Actual Expenditures
	Number of	Number of	Total Estimated	Inception to	Three Months Ended March 31, 2008
	Properties	Units	Expenditures	Date	Actual Amount	Aimco’s Share

CONVENTIONAL REDEVELOPMENT PROJECTS
Active redevelopment projects at December 31, 2007	48	19,441	$756.3	$467.3	$68.5	$62.1
Changes in project scope and estimated costs			17.6	—

Redevelopment expenditures during period	48	19,441	773.9	467.3	68.5	62.1

Projects completed during period	(2)	(2,228)	(14.0)	(14.1)

Active redevelopment projects at March 31, 2008 [1]	46	17,213	759.9	453.2

TAX CREDIT REDEVELOPMENT PROJECTS
Active redevelopment projects at December 31, 2007	11	1,715	113.0	67.4	15.9	15.9
New redevelopment projects started during period	4	486	23.3	1.6	1.6	1.6

Redevelopment expenditures during period	15	2,201	136.3	69.0	17.5	17.5

Projects completed during period			—	—

Active redevelopment projects at March 31, 2008	15	2,201	136.3	69.0

TOTAL ACTIVE REDEVELOPMENT PROJECTS	61	19,414	$896.2	$522.2

YEAR-TO-DATE REDEVELOPMENT EXPENDITURES					$86.0	$79.6

[1]	Targeted return on investment in Conventional Redevelopment projects is 7.5% – 8.5%.

AIMCO 1st Quarter 2008	Page 16

Supplemental Schedule 11
Aimco Capital
(in thousands, unaudited)
Investment Management Income

	Three Months Ended
	March 31,
	2008	2007
Current asset management fees [1]	$878	$614
Deferred asset management fees [2]	512	2,694
Promotes	4,152	178
Other GP transactional fees	444	1,507

Total asset management revenues	5,986	4,993

Tax credit syndication fees [3]	—	717
Deferred tax credit income [4]	6,866	5,920

Total tax credit revenues	6,866	6,637

Total asset management and tax credit revenues	12,852	11,630

Accretion on discounted notes receivable [5]	1,665	1,758
Other portfolio management income [6]	1,334	530

Total portfolio management income	2,999	2,288

Total investment management revenues	15,851	13,918

Investment management expenses	(4,289)	(4,466)

Net investment management income (pre-tax)	11,562	9,452
Income taxes [7]	(2,206)	(2,250)

Net investment management income (after tax)	$9,356	$7,202

Summary of Projected Tax Credit Income

	Remainder	Year Ending December 31,
	2008	2009	2010	2011	2012	Thereafter	Total
Amortization of deferred income [8]	$19,806	$27,013	$26,492	$25,907	$25,650	$102,383	$227,251
Income taxes [9]	(7,724)	(10,535)	(10,332)	(10,104)	(10,004)	(39,929)	(88,628)

Projected income, net of tax	$12,082	$16,478	$16,160	$15,803	$15,646	$62,454	$138,623

[1]	Current asset management fees represent income earned in exchange for asset management services provided to third parties.

[2]
Deferred asset management fees represent asset management fees earned in prior periods, the collectibility of which was deemed uncertain, and such fees were therefore deferred. Fees are recognized in income when collectibility is probable and reasonably estimable as a result of a completed or pending transaction which generates a reliable source of payment.

[3]	Aimco receives a fee for the syndication of tax credit partnerships which is earned and paid upon completion of the syndication.

[4]
Aimco earns tax credit income in connection with the transfer of tax credits to tax credit investors, a significant portion of which is paid simultaneously with the completion of the syndication. The balance is generally paid within 12 to 24 months. Tax credit income is recognized as tax credits are delivered to the investors, generally over a period of ten years. See Summary of Projected Tax Credit Income.

[5]
Aimco holds certain loans extended by predecessors whose positions we generally acquired at a discount. Interest income on these discounted notes is recognized at such time when the collectibility of the income is probable and reasonably estimable as a result of a completed or pending transaction which generates a reliable source of repayment. Accretion on discounted notes receivable is included in interest income in Aimco’s consolidated statements of income.

[6]
Other portfolio management income during 2008 consists primarily of interest income received under total rate of return swaps, which is included in interest expense in Aimco’s consolidated statements of income for 2008. During 2007, other portfolio management income consists of consideration received in exchange for the transfer of certain property rights, which is included in other expense, net in Aimco’s consolidated statement of income during 2007.

[7]
Investment management income is earned in part by Aimco’s taxable REIT subsidiaries. The effective tax rate varies from period to period based on the portion of total income earned by taxable REIT subsidiaries.

[8]
Amortization of deferred income represents the periodic recognition of deferred revenue and costs relating to Aimco’s existing tax credit arrangements. Deferred income is recognized as the related low income housing tax credits and other tax benefits are delivered to tax credit investors. Deferred revenue reflects cash received but not yet recognized as revenue, and cash expected to be received from investors in the future under conditional capital contribution commitments. The amounts to be received in the future are subject to adjustment based on the amounts of tax benefits actually delivered to investors and Aimco’s compliance with applicable regulations and other conditions. Deferred costs reflect costs incurred in structuring these arrangements. The timing of income recognition is subject to change based on the timing of delivery of tax benefits, which timing may be affected by factors related to the development, operations and financing of the related properties.

[9]	An effective income tax rate of 39% is assumed. For GAAP and FFO purposes, income taxes are recognized concurrent with the amortization of deferred income.

AIMCO 1st Quarter 2008	Page 17

Supplemental Schedule 12
Apartment Unit Summary
As of March 31, 2008
(unaudited)

	Number of	Number of	Effective	Average
	Properties	Units	Units	Ownership
Conventional Real Estate Portfolio:
Wholly-owned consolidated properties	286	80,719	80,719	100%
Partially-owned consolidated properties	148	45,665	31,665	69%
Partially-owned unconsolidated properties	2	732	264	36%

Total	436	127,116	112,648	89%

Affordable Real Estate Portfolio:
Wholly-owned consolidated properties	85	12,021	12,021	100%
Partially-owned consolidated properties	136	15,110	4,554	30%
Partially-owned unconsolidated properties	89	9,930	1,918	19%

Total	310	37,061	18,493	50%

Total Owned Real Estate Portfolio:
Wholly-owned consolidated properties	371	92,740	92,740	100%
Partially-owned consolidated properties	284	60,775	36,219	60%
Partially-owned unconsolidated properties	91	10,662	2,182	20%

Total	746	164,177	131,141	80%

Management Contracts:
Property-managed for third parties	36	3,228
Asset-managed	381	34,932

Total	417	38,160

Total Portfolio	1,163	202,337

AIMCO 1st Quarter 2008	Page 18

Glossary
GLOSSARY OF NON-GAAP FINANCIAL AND OPERATING MEASURES: Financial and operating measures found in the Earnings Release and Supplemental Information include certain financial measures used by Aimco management that are not calculated in accordance with generally accepted accounting principles, or GAAP. These measures are defined below and, where appropriate, reconciled on the accompanying Supplemental Schedules to the most comparable GAAP measures.
ACQUISITION PROPERTIES: Properties that have not reached a stabilized level of occupancy during both the current and comparable prior year period.
ADJUSTED FUNDS FROM OPERATIONS (AFFO): AFFO is FFO (diluted) less Capital Replacement expenditures, plus non-cash charges for preferred stock redemption related costs and impairment losses, all of which are adjusted for the Aimco Operating Partnership’s share. Similar to FFO, AFFO is helpful to investors in understanding Aimco’s performance because it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property. Please see Supplemental Schedule 1 for AFFO data reconciled to net income as determined in accordance with GAAP. There can be no assurance that Aimco’s method for computing AFFO is comparable with that of other real estate investment trusts.
AFFORDABLE PROPERTIES: Affordable properties benefit from government programs designed to pay rental income on behalf of people with low or moderate incomes and includes properties that were owned for all periods presented.
CAPITAL IMPROVEMENTS (CI): CI expenditures include all non-redevelopment capital expenditures that are made to enhance the value, profitability or useful life of an asset from its original purchase condition. CI expenditures are a component of capital expenditures in the GAAP Statements of Cash Flows.
CAPITAL REPLACEMENTS (CR): CR expenditures do not increase the value, profitability or useful life of an asset from its original purchase condition. They represent the share of expenditures that are deemed to replace the consumed portion of acquired capital assets. CR expenditures are deducted in the calculation of AFFO and FCF. Please refer to Supplemental Schedule 9 for further detail. CR expenditures are a component of capital expenditures in the GAAP Statements of Cash Flows.
CASUALTY CAPITAL EXPENDITURES: Casualty capital expenditures represent capitalized costs incurred in connection with casualty losses and are associated with the restoration of the asset. A portion of the restoration costs is reimbursed by insurance carriers based on deductibles associated with each loss.
EFFECTIVE UNITS: Unit count at 100% ownership multiplied by Aimco’s ownership share.
FREE CASH FLOW (FCF): FCF measures profitability of operations and is prior to the cost of capital. FCF is comprised of AFFO (defined above), with adjustments to add back interest expense, minority interest in the Aimco Operating Partnership, and preferred dividends. Because Aimco has unconsolidated real estate interests, it is useful for management and investors to understand, in addition to consolidated cash flows, cash flows related to Aimco’s unconsolidated real estate holdings.
FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance defined by the National Association of Real Estate Investment Trusts (NAREIT) as net income, computed in accordance with GAAP, excluding gains from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Aimco computes FFO for all periods presented in accordance with the guidance set forth by NAREIT’s April 1, 2002 White Paper. Aimco calculates FFO (diluted) by subtracting preferred stock redemption related redemption related costs and dividends on preferred stock and adding back dividends/ distributions on dilutive preferred securities. FFO is helpful to investors in understanding Aimco’s performance because it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property. There can be no assurance that Aimco’s method for computing FFO is comparable with that of other real estate investment trusts. Please see Supplemental Schedule 1 for FFO data reconciled to net income as determined in accordance with GAAP.
OTHER EXPENSES, NET: Other expenses, net includes tax provision/benefit, franchise taxes, risk management activities related to our unconsolidated partnerships and partnership expenses (partnership level expenses incurred directly or indirectly for services such as audit, tax and legal.)
OTHER PROPERTIES: Conventional properties that have significant rent control restrictions, university housing properties that have been owned for more than one year and properties that are not multi-family such as commercial properties or fitness facilities.
REDEVELOPMENT PROPERTIES: Properties where (1) a substantial number of available units have been vacated for major renovations or have not been stabilized in occupancy for at least one year as of the earliest period presented, or (2) other significant renovation, such as exteriors, common areas or unit improvements (done upon lease expirations), is underway or has been complete for less than one year, as of the earliest period presented. In both cases the properties have been removed from the Same Store portfolio.
SAME STORE: Same Store is used commonly to describe Conventional properties managed by Aimco, in which Aimco’s ownership exceeds 10% and that have reached a stabilized level of occupancy during both the current and comparable prior year period. Properties classified as held for sale are not included in Same Store. These results measure operating performance without variations caused by investment transactions. Aimco provides data for consolidated Same Store properties as well as its proportionate share of consolidated and unconsolidated Same Store properties. To ensure comparability, the information for all periods shown is based on current period ownership. Please see Supplemental Schedules 6a and 6b for Same Store data reconciled to rental and other property revenues and property operating expense as determined in accordance with GAAP.

AIMCO 1st Quarter 2008	Page 19